EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
China Premium Lifestyle Enterprise, Inc.:

We consent to the incorporation by reference in the Registration Statement (no. 333-125541) on Form S-8 of China Premium Lifestyle Enterprise, Inc. of our report dated March 31, 2009, relating to the consolidated financial statements of China Premium Lifestyle Enterprise, Inc. and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, which report is included in the annual report on Form 10-K for the year ended December 31, 2008, of China Premium Lifestyle Enterprise, Inc.

/s/ HLB Hodgson Impey Cheng
HLB Hodgson Impey Cheng
Hong Kong, S.A.R.
March 31, 2009